Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement to Form F-4 of our report dated March 31, 2026, which includes an explanatory paragraph relating to NewHold Investment Corp III’s  ability to continue as a going concern, relating to the financial statements of NewHold Investment Corp III as of December 31, 2025 and 2024, and for the year ended December 31, 2025 and for the period August 13, 2024 (inception) through December 31, 2024, which are contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
July 6, 2026